Exhibit 99.1
[Logo of RAM Re]
RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com
RAM Holdings Ltd. Reports Third Quarter 2006 Earnings
HAMILTON, Bermuda—(BUSINESS WIRE)—November 1, 2006—RAM Holdings Ltd. (Nasdaq:RAMR) (RAM) today reported third quarter net income of $12.2 million, or $0.45 per diluted share, a 54% and 50% increase, respectively, compared to net income and diluted earnings per share in the third quarter of 2005 of $7.9 million and $0.30.
Commenting on third quarter financial results, RAM’s CEO Vernon Endo noted “We are quite pleased with our results, particularly given the overall lackluster financial guaranty market, and they are generally consistent with our expectations. We note that a part of our very favorable quarter to quarter net income comparison is explained by a large amount of accelerated premiums from refundings, which contributed approximately $1.8 million to net income in the third quarter of 2006 compared to $0.5 million in 2005. In addition, we enjoyed a quarter in which we experienced virtually no incurred losses, the combined result of the absence of net case reserves activity coupled with a stable level of unallocated reserves. We are more than happy with these developments but, unfortunately, they are not a sustainable part of our business at these levels.”
“Even without these elements RAM’s net income increased substantially over 2005. Our current earnings growth continues to be driven by increased investment income, a result of the growth in our invested assets and improvement in our book yield, as well as the growth in earned premium. As we had anticipated and suggested within our second quarter earnings announcement, third quarter business production as measured by adjusted premiums written improved significantly compared to the first half of the year and through the first nine months of 2006 it is only slightly below 2005 levels.”
Net income for the first three quarters reached $31.0 million, or $1.16 per diluted share, more than double the respective levels for the comparable 2005 period, when the Company reported $14.5 million net income, or $0.56 per diluted share. Because of a number of unusual or non-recurring items in each period, a direct comparison of 2006 and 2005 year to date results is difficult.
While net income and net income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because Company management as well as many research analysts and investors evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments and unrealized gains or losses on credit derivatives (collectively termed “net security gains and losses”). Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated earnings) from operating earnings to produce what is referred to as “core” earnings. The following table provides third quarter and year to date comparisons of operating earnings and core earnings for 2006 and 2005:

Earnings Per Diluted Share	Third Quarter			Nine Months
	2006	2005	% change	2006	2005	% change

Net income per diluted share	$0.45	$0.30	50.0%	$1.16	$0.56	107.1%
Effect of net security (gains)/losses	$0.00	$0.01		$0.03	$0.14
Operating earnings	$0.45	$0.31	45.2%	$1.19	$0.70	70.0%
Effect of refundings	$(0.07)	$(0.02)		$(0.13)	$(0.06)
Core earnings	$0.38	$0.29	31.0%	$1.06	$0.64	65.6%
Note: Operating and core earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.
As illustrated above, 2006 GAAP-basis net income per diluted share increased by 50% for the quarter and by over 100% compared to the first nine months of 2005; operating earnings increased by 45% and 70% for these respective periods; and core earnings per diluted share increased at lesser rates of 31% in the quarterly comparison and by 66% for the nine months of 2006 compared to 2005.
Summary of Operating Results
Net premiums written in the quarter totaled $23.1 million, 6% below the $24.6 million of net premiums written in the third quarter of 2005. For the first nine months, net premiums written of $55.1 million were at the same level as the 2005 period.
Adjusted premiums written increased substantially to $37.3 million in the quarter, a level 50% above third quarter 2005 when adjusted premiums written totaled $24.8 million. Adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). As a result of the large increase in adjusted premiums in the quarter relative to the first two quarters of 2006, year to date adjusted premiums are about 2% below the prior year’s level. Premiums written by product line and adjusted premiums written are provided in the table below:

	Third Quarter			Nine Months
($ millions)	2006	2005	% change	2006	2005	% change

Premiums Written
Public Finance	16.7	18.2	-8.2%	36.4	36.7	-0.8%
Structured Finance	6.4	6.4	0.0%	18.7	18.5	1.1%

Net Premiums Written*	23.1	24.6	-6.1%	55.1	55.2	-0.2%
less Installment Premiums Written	9.3	10.9	-14.7%	23.3	24.1	-3.3%

Upfront Premiums	13.8	13.7	0.7%	31.8	31.1	2.3%
PV Installment Premiums on New Business	23.5	11.1	111.7%	39.7	42.0	-5.5%

Adjusted Premiums Written*	37.3	24.8	50.4%	71.5	73.1	-2.2%

*totals may not add due to rounding
The growth achieved in adjusted premiums written during the third quarter relates to increased facultative volume for the quarter and higher premium rates in comparison to prior year third quarter. The overall decrease in year to date adjusted premiums primarily reflects a lower volume of assumed par and, to a lesser extent, an overall decline in average premium rates relative to the 2005 comparison period. However, because premium rates vary with the credit quality of the insured obligations it is not possible to offer more than a general view regarding premium rates without a detailed study of homogeneous exposures.
Earned premiums in the quarter of $15.1 million are 35% greater than the $11.2 million level in the third quarter of 2005. Adjusted for accelerated premiums from refundings, which totaled $2.8 million in the quarter, earned premiums in third quarter of 2006 are 18% above 2005, which included $0.8 million in refundings. For the first nine months, earned premiums, including $5.4 million of premiums from refundings, of $37.4 million are up by 19% from 2005, and for the comparable nine month periods earned premiums, excluding accelerated premiums from both periods, are 10% greater in 2006.
Net investment income for the third quarter of 2006 reached $6.1 million, or nearly 36% above the $4.5 million of net investment income recorded in the third quarter of 2005. For the first nine months of 2006, investment income of $17.3 million exceeded the comparable figure for 2005 by 34%. The increase in net investment income arises primarily from a larger investment portfolio and improved book yield relative to comparable 2005 periods.
RAM recorded no realized net investment gain or loss activity in the quarter, compared to realized losses on investments of $0.4 million in 2005’s third quarter. During the first nine months, realized investment losses totaled about $0.8 million for 2006 compared to realized losses of $1.1 million in 2005.
Unrealized losses on credit derivatives in the third quarter and first three quarters of 2006 were not material. During the third quarter 2006, unrealized losses on credit derivatives were at level comparable to 2005, while during the first nine months of 2005 the Company recorded unrealized losses of $2.5 million due to a change in fair value estimates arising in part from a refinement to our fair value model in the second quarter of 2005.

Incurred losses and loss adjustment expenses were negative by less than $0.1 million in the quarter, compared to incurred losses of $0.4 million during the third quarter of 2005. Both net case reserves and unallocated reserves were essentially unchanged during the quarter. For the first nine months, the Company’s incurred losses were negative $3.1 million, primarily due to a $3.3 million net reduction in case reserves during the first half of the year and a large recovery related to a previously paid claim.
Acquisition expenses of $5.4 million in the third quarter were 29% greater than in the comparable period of 2005, primarily relating to the 35% increase in earned premiums noted above. The ratio of acquisition expenses to earned premium was 36% in the 2006 third quarter compared to 38% in 2005. The ratio of acquisition expenses to earned premiums for the first nine months is 36% which compares to 37% in 2005. Operating expenses of $2.9 million in the third quarter are $0.8 million, or 38%, greater than in the 2005 third quarter. For the first nine months, operating expenses totaled $10.3 million, inclusive of $2.3 million of expenses associated with activities leading to the Company’s IPO. Operating expenses in the nine months of 2005 were $9.4 million, including a non-recurring compensation-related expense of $2.5 million. Excluding this compensation expense from 2005 and the IPO transaction related expenses from 2006, operating expenses for the year to date 2006 are $8.0 million compared to $6.9 million in 2005, a 16% increase, and the ratio of operating expenses to earned premiums is 21% for 2006 compared to 22% for 2005. RAM’s total expense ratio for the first nine months is 64%, for both 2006 and 2005.
Interest expense of $0.7 million in the third quarter and $2.1 million for the first nine months is at the same level as in 2005 comparison periods.
Balance Sheet
Total assets of $613.7 million as of September 30, 2006 are 11% more than year-end 2005, reflecting cash flow from operations and IPO proceeds. Shareholders’ equity of $368.9 million, including IPO proceeds of $16.6 million, is $46.2 million or 14% above the level at December 31, 2005. Book value per share at September 30, 2006 is $13.55 versus $12.47 at year-end 2005, an increase of just under 9%. Adjusted book value (ABV) per share, a non-GAAP measure, rose by about 9% from year-end 2005 to stand at $21.47 at September 30, 2006.
Forward-Looking Statements
This release contains statements that may be considered “forward looking statements”. These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us, our subsidiaries or customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor’s or Moody’s; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company’s reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward- looking statement to reflect changes in conditions, events, or expectations, except as required by law.
Explanation of Non-GAAP Financial Measures
RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.
Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.
Core earnings: Core earnings is frequently derived by analysts to assess the Company’s results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.
Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.
Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company’s value in the absence of new business activity. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.
RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at September 30, 2006 and December 31, 2005
(dollars in thousands)

	September 30, 2006	December 31, 2005
Assets
Investments: Fixed-maturity securities held as available for sale, at fair value (Amortized Cost:
$515,631,193 and $474,447,225)	$509,992	$469,908
Cash and cash equivalents	17,440	6,070
Accrued investment income	3,895	4,692
Premiums receivable	4,347	1,988
Recoverable on paid losses	1,623	1,280
Deferred policy acquisition costs	71,142	66,220
Prepaid reinsurance premiums	417	—
Fixed assets	85	124
Deferred expenses	837	849
Prepaid expenses	589	114
Other assets	3,347	2,327

Total Assets	$613,714	$553,572

Liabilities and Shareholders’ Equity
Liabilities:
Loss and loss expense reserve	$14,523	$16,595
Unearned premiums	183,780	165,580
Reinsurance balances payable	296	—
Accounts payable and accrued liabilities	2,876	3,108
Long-term debt	40,000	40,000
Accrued interest payable	—	693
Share based compensation liability	—	2,802
Other liabilities	3,177	2,138

Total Liabilities	244,652	230,916
Shareholders’ Equity:
Common stock: $0.10 par value; authorized shares - 100,000,000 and 45,000,000;	2,723	2,588
Issued and outstanding shares -27,234,755 shares at September 30, 2006 and 25,884,755 shares at December 31, 2005
Additional paid-in capital	227,409	211,057
Accumulated other comprehensive income	(5,645)	(4,540)
Retained earnings	144,575	113,551

Total Shareholders’ Equity	369,062	322,656

Total Liabilities and Shareholders’ Equity	$613,714	$553,572

Consolidated Statements of Income
(unaudited)
For the three and nine months ended September 30, 2006 and 2005
(dollars in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Revenues
Gross premiums written	$23,509	$24,593	$55,570	$55,220
Ceded Premiums	$(423)	$—	$(423)	$—

Net premiums written	$23,086	$24,593	$55,147	$55,220

Change in unearned premiums	(8,029)	(13,372)	(17,783)	(23,795)

Premiums earned	15,057	11,221	37,364	31,425

Net investment income	6,143	4,538	17,284	12,864
Net realized gains (losses) on sale of	—	(385)	(764)	(1,137)
investments
Net unrealized gains (losses) on credit derivatives	(9)	11	(14)	(2,544)

Total revenues	21,191	15,385	53,870	40,608
Expenses
Losses and loss adjustment expenses	(41)	436	(3,112)	3,104
Acquisition expenses	5,401	4,240	13,552	11,571
Operating expenses	2,900	2,107	10,349	9,391
Interest expense	682	689	2,057	2,057

Total expenses	8,942	7,472	22,846	26,123

Net Income	$12,249	$7,913	$31,024	$14,485

Net income per common share:
Basic	$0.45	$0.31	$1.16	$0.56
Diluted	0.45	0.30	1.16	0.56
Weighted-average number of common shares outstanding:
Basic	27,234,755	25,884,755	26,636,403	25,906,359
Diluted	27,301,357	25,954,214	26,691,432	25,991,425

Operating Earnings

Net income	$12,249	$7,913	$31,024	$14,485
Less: Realized gains (losses) on investments	—	385	764	1,137
Less: Unrealized gains (losses) on credit derivatives	9	(11)	14	2,544

Operating Earnings	$12,258	$8,287	$31,802	$18,166

Net income per common share	$0.45	$0.30	$1.16	$0.56
Less: Realized gains (losses) on investments	—	0.01	0.03	0.04
Less: Unrealized gains (losses) on credit derivatives	0.00	(0.00)	0.00	0.10

Operating earnings per share	$0.45	$0.31	$1.19	$0.70

Adjusted Book Value	September 30, 2006	December 31, 2005
Book Value Per Share	$13.55	$12.47
Shareholder’s Equity (Book Value)	369,062	322,656
Unearned premiums	183,780	165,580
Deferred Acquisition Costs	71,142	66,220
Present Value of Installment Premiums	97,446	84,839
Unrealized Gains (Losses) on Investments	(5,645)	(4,540)
Adjusted Book Value Per Share	$21.47	$19.76
Par Value and Adjusted Premiums
(dollars in thousands)

	3rd Quarter		Year-to-Date
	2006	2005	2006	2005

Par Written	$2,805,236	$2,343,115	$6,192,172	$6,970,925

GAAP Premiums Written	$23,086	$24,593	$55,147	$55,220
Less: Installment Premiums Written	$9,244	$10,936	$23,319	$24,110

Upfront Premiums Written	$13,842	$13,657	$31,828	$31,110
Plus: PV of Installment Premiums Written	$23,457	$11,127	$39,633	$42,006

Adjusted Premiums Written	$37,299	$24,784	$71,461	$73,116
Contact:
RAM Holdings Ltd., Hamilton
Richard Lutenski, 441-298-2107
rlutenski@ramre.bm
or Victoria Guest, 441-298-2116
vguest@ramre.bm